Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As an independent consultant, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Form S-8 of W&T Offshore, Inc. to be filed on or about June 20, 2023, and as referenced in the Annual Report on Form 10-K of W&T Offshore, Inc. filed on March 8, 2023, of information from our reserves report dated January 26, 2023, with respect to the reserves of W&T Offshore, Inc. as of December 31, 2022, included in its Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Executive Chairman

Dallas, Texas

June 20, 2023